Exhibit 99.1

Aegis Capital Corp. acted as Sole Bookrunner on a $32.5 Million Follow-On Offering of Common Stock and Warrants for Jupiter Wellness, Inc. (NASDAQ:JUPW).

NEW YORK, NY / ACCESSWIRE / July 26, 2021 / Aegis Capital Corp. acted as Sole Bookrunner on a $32.5 Million Follow-On Offering of Common Stock and Warrants for Jupiter Wellness, Inc. (NASDAQ:JUPW).

About Jupiter Wellness, Inc.

Jupiter Wellness, Inc. (NASDAQ:JUPW) is a leading developer of skin care therapeutics and treatments. The Company’s product pipeline of enhanced skin care therapeutics focuses on the endocannabinoid system to address indications including eczema, burns, herpes cold sores, and skin cancer. Jupiter generates revenue from a growing line of proprietary over-the-counter skincare products including CaniSun™ sunscreen and other wellness brands sold through www.cbdcaring.com.

About Aegis Capital Corporation

Aegis Capital Corporation (“Aegis”) has been in the wealth management and investment banking business since 1984. Aegis is dedicated to providing corporate finance, strategic advisory and related services to public and private companies across multiple sectors and regions. Aegis also provides research and sales and trading services to institutional investors. Aegis offers its investment representatives a conflict free service platform and is able to provide a full-range of products and services including investment banking, wealth management, insurance, retirement planning, structured products, private equity, alternatives, equity research, fixed income and special purpose vehicles.

For more information about this offering or Investment Banking Services please email InvestmentBanking@aegiscap.com or call (212) 813-1010

www.aegiscapcorp.com

Brokerage and investment advisory services are offered through Aegis Capital Corporation, a member of FINRA and SIPC. Investment and insurance products offered are not insured by the FDIC or any other federal government agency, are not deposits or other obligations of, or guaranteed by, a bank or any bank affiliate, and are subject to investment risks, including possible loss of the principal amount invested.

SOURCE: Aegis Capital Corp.